CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 90 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 23, 2011 relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of the Natixis U.S. Diversified Portfolio, a series of Natixis Funds Trust I, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 22, 2011